Exhibit 3.1
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LOGMEIN, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
          LogMeIn, Inc. (formerly known as “3am Labs, Inc.”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
     1) That the name of this corporation is LogMeIn, Inc., and that this corporation was originally domesticated pursuant to the General Corporation Law on August 3, 2004, and the original Certificate of Incorporation (“Original Certificate of Incorporation”) was filed by the Corporation with the Secretary of State of Delaware on August 3, 2004. The Original Certificate of Incorporation was amended and restated in its entirety by the filing of that certain Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 3, 2004, was further amended and restated in its entirety by the filing of that certain Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 14, 2004, was further amended and restated in its entirety by the filing of that certain Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 5, 2005, was further amended and restated in its entirety by the filing of that certain Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 10, 2006 and was further amended by the filing of those certain Certificates of Amendment of Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on each of February 8, 2007 and November 26, 2007 (“Certificate of Incorporation”).
     2) That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
          RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
          FIRST: The name of this corporation is LogMeIn, Inc. (the “Corporation”)

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.
          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Fifty Million Fifty-Six Thousand Eight Hundred Eighty (50,056,880) shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) Thirty Million Nine Hundred One Thousand Three Hundred Forty-Three (30,901,343) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.
A. COMMON STOCK
     1. General The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
     2. Voting The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B. PREFERRED STOCK
     Seventeen Million Ten Thousand Four Hundred Thirteen (17,010,413) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, Eleven Million Six Hundred Sixty-Eight Thousand Seven Hundred Seven (11,668,707) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, and Two Million Two Hundred Twenty-Two Thousand Two Hundred and Twenty-Three (2,222,223) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock”, each with the respective rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein.

     1. Dividends.
     From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $0.0464 per share shall accrue, without compounding, on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series A Accruing Dividends”). From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of $.0652 per share shall accrue, without compounding, on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series B Accruing Dividends”). From and after the date of the issuance of any shares of Series B-1 Preferred Stock, dividends at the rate per annum of $0.36 per share shall accrue, without compounding, on such shares of Series B-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series B-1 Accruing Dividends” and collectively with the Series A Accruing Dividends and Series B Accruing Dividends, the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this paragraph (a) or in Subsection 6, the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (x) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock, or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series of stock determined, if applicable, as if all such shares or series of such class had been converted to Common Stock, and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such class or series) and multiplying such fraction by an amount equal to $0.5795 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Issue Price”), and (y) the holders of the Series B Preferred Stock and Series B-1 Preferred Stock then outstanding shall first receive, on a pari passu basis, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock or Series B-1 Preferred Stock in an amount at least equal to (i) the amount of the aggregate Series B Accruing Dividends then accrued on such share of Series B Preferred Stock or Series B-1 Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock, or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock or

Series B-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series of stock determined, if applicable, as if all such shares or series of such class had been converted to Common Stock, and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock or Series B-1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock or Series B-1 Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such class or series) and multiplying such fraction by an amount equal to $0.815 per share in the case of the Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”) or $4.50 per share in the case of the Series B-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B-1 Original Issue Price”).
     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any class or series of stock ranking on liquidation junior to the Series A Preferred Stock, Series B Preferred Stock or Series B-1 Preferred Stock, by reason of their ownership thereof, (i) in the case of the Series A Preferred Stock, an amount equal to the Series A Original Issue Price, in the case of the Series B Preferred Stock, an amount equal to the Series B Original Issue Price, and in the case of the Series B-1 Preferred Stock, an amount equal to the Series B-1 Original Issue Price (in each case, the applicable “Base Liquidation Amount”), plus (ii) any declared but unpaid dividends thereon (the applicable sum of clause (i) and (ii) being referred to herein as the applicable “Senior Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full aforesaid Senior Liquidation Amounts to which they shall be entitled, the holders of shares of Series A Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of shares of Series B-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock, shares of Series B Preferred Stock and shares of Series B-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (b) Distribution of Remaining Assets. After the payment in full of the Senior Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets available for distribution to the Corporation’s stockholders having a value equal to the Preferred Participation Amount (as defined below) shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Fifth Amended and Restated Certificate of Incorporation immediately prior to such dissolution, liquidation, or winding up of the Corporation; provided, however, that the aggregate per share amount to be distributed to the holders of a series of Preferred Stock pursuant to this Subsection 2(b) shall not exceed the applicable Base Liquidation Amount for such series of Preferred Stock. The aggregate amount that a holder of a share of a series of Preferred Stock is entitled to receive under Subsection 2(a) and 2(b) is hereinafter referred to as the applicable “Liquidation Amount”. For the purposes of this Subsection 2(b), “Preferred Participation Amount” shall mean the greater of (i) the fair market value of assets available for distribution to the Corporation’s stockholders after the payment in full of the Senior Liquidation Amounts required to be paid to the holders of shares of Preferred Stock less $3,000,000 (proportionately reduced to the extent that the holders of Series A Preferred Stock, Series B Preferred Stock and/or Series B-1 Preferred Stock agree to amend this Certificate of Incorporation to reduce the Base Liquidation Amount of the Series A Preferred Stock, Series B Preferred Stock and/or the Series B-1 Preferred Stock) or (ii) $0.00; provided, however, that from and after the consummation of a Qualified Financing (as hereinafter defined), the “Preferred Participation Amount” shall mean the fair market value of assets available for distribution to the Corporation’s stockholders after the payment in full of the Senior Liquidation Amounts required to be paid to the holders of shares of Preferred Stock
          After the payment in full of the Liquidation Amount required to be paid to the holders of shares of Preferred Stock pursuant to the foregoing paragraph, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.
          (c) Deemed Liquidation Events.
               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of 60% of the voting power of the Preferred Stock then outstanding elect otherwise by written notice given to the Corporation at least 20 days prior to the effective date of any such event:
                    (A) a merger or consolidation in which
(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary of the Company in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for capital stock which represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
                    (B) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such closing, such person or group of affiliated persons would hold at least a majority of the outstanding voting stock of this Corporation (or the surviving or acquiring entity), provided that this Subsection 2(c)(i)(B) shall not include any equity financing transaction involving the original issuance of the Corporation’s securities the principal purposes of which is financing the operations and business of the Corporation; or
                    (C) the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, exclusive license, transfer or other disposition is to a wholly owned subsidiary of the Corporation.
               (ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsections 2(c)(i)(A) and 2(c)(i)(B) above unless the agreement or plan of merger or consolidation or purchase agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.
               (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(C) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least 60% of the voting power of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock at a price per share equal to the applicable Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are less than the aggregate applicable Liquidation Amount for all outstanding shares of Preferred Stock, or if the lawfully available funds to effect such redemption are less than the aggregate Liquidation Amounts payable to all holders of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6(b) through 6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.
               (iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The fair market value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, and the Board of Directors shall notify all holders of shares of Preferred Stock in writing of such determination. The value of such property, rights or securities for purposes of the distribution hereunder shall be the value as so determined by the Board of Directors, unless the holders of 60% of the voting power of the outstanding shares of Preferred Stock shall object thereto in writing within 15 days after the date of such notice. In the event of such objection, the valuation of such property, rights or securities for purposes of such distribution shall be determined by an arbitrator mutually agreed upon and selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders, the valuation of such property, rights or securities shall be determined by an arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine by majority vote the valuation of such assets within 15 days thereafter for purposes of such distribution. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association (“AAA”). The costs of such arbitration shall be borne by the Corporation or by the holders of Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is greater than 90% but less than 110% of the valuation as determined by the Board of Directors, the holders of Preferred Stock shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts, in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the Corporation and the holders of all shares of Common Stock and Preferred Stock, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.
          (d) Allocation of Escrow. In the case of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the operative transaction documents for such Deemed Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.
     3. Voting.
          (a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), including any votes, consents, elections, requests or notices, each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation. Except as provided by law or by the provisions of Subsection 3(b) or 3(c) below, holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of preferred stock the terms of which so provide, as a single class.
          (b) The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (each a “Preferred Director” and together “Preferred Directors”). The holders of record of the shares of Common Stock, exclusively and voting together as a single class, shall be entitled to elect one director of the Corporation (the “Common Director”). Any director elected as provided in the preceding two sentences may be removed either with or without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Preferred Stock, Common Stock and any other class or series of voting stock, voting together as a single class, shall be entitled to elect the balance of the total number of Directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b).
          (c) At any time when at least 2,867,912 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least 60% of the voting power of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:
               (i) alter or change the rights, preferences or privileges of the shares of Preferred Stock;
               (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation, reorganization or otherwise);
               (iii) create or authorize the creation of any equity security (including any other security convertible into or exercisable for any such equity security) or reclassify any existing stock into a new class or series of stock unless the same ranks junior to the Preferred Stock with regard to redemption, liquidation preference, voting and dividends;
               (iv) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or any other sale or disposition of a substantial portion of the Corporation’s assets, or consent to any of the foregoing;
               (v) incur or guaranty indebtedness for borrowed money, in a single or series of related transactions, in an amount in excess of $500,000;
               (vi) increase the aggregate number of shares of Common Stock available for issuance under the Corporation’s 2004 Equity Incentive Plan or 2007 Stock Incentive Plan, as amended, or enter into any other plan or arrangement providing for the issuance of shares of Common Stock, Options or Convertible Securities to an officer, employee, director or independent contractor of the Corporation;
               (vii) acquire the equity interests of any other entity if such acquisition would require the consolidation of the results of operations of such entity into the results of operations of the Corporations in accordance with generally accepted accounting principles or acquire all or substantially all of the assets of any other entity;
               (viii) increase or decrease the authorized number of shares of Preferred Stock;
               (ix) effect any recapitalization or reorganization of the Corporation;
               (x) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Preferred Stock, except as expressly authorized herein, or permit any subsidiary of the Corporation to take any such action, other than (A) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (B) securities repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (C) pursuant to rights of first refusal in favor of the Corporation set forth in the Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about December 5, 2005 by and among the Corporation and the other parties thereto, as the same may be amended from time to time;
               (xi) increase or decrease the authorized number of directors constituting the Board of Directors; or
               (xii) enter into any agreement to effect any of the foregoing actions restricted by this subsection 3(c).
          (d) At any time when at least 1,166,872 shares of Series B Preferred Stock and Series B-1 Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of a majority of the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock or Series B-1 Preferred Stock.
          (e) At any time when at least 1,111,111 shares of Series B-1 Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of a majority of the then outstanding shares of Series B-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, the Corporation shall not, (i) either directly or by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation if such action would (A) reduce the preferential payment payable in respect of a share of Series B-1 Preferred Stock as set forth in Subsection (B)(2)(a) of Article FOURTH (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share) or (B) adversely alter or change the provisions provided for the benefit of the Series B-1 Preferred Stock in Subsection B(5)(a) or (ii) increase or decrease the authorized number of shares of Series B-1 Preferred Stock.
     4. Optional Conversion The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined (x) in the case of the Series A Preferred Stock, by dividing $0.5795 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock) by the Series A Conversion Price (as defined below) in effect at the time of conversion, (y) in the case of the Series B Preferred Stock, by dividing $0.815 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series B Preferred Stock) by the Series B Conversion Price (as defined below) in effect at the time of conversion, and (z) in the case of the Series B-1 Preferred Stock, by dividing $4.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series B-1 Preferred Stock) by the Series B-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price, the “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price, and the “Series B-1 Conversion Price” shall initially be equal to the Series B-1 Original Issue Price. The Series A Conversion Price, the Series B Conversion Price and the Series B-1 Conversion Price are each referred to sometimes herein as a “Conversion Price”. The initial Series A Conversion Price, the initial Series B Conversion Price, the initial Series B-1 Conversion Price and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
     In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock, unless such amounts are not paid on such date fixed for payment, in which case the Conversion Rights for such shares shall continue until immediately prior to such amount being paid in full.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
          (c) Mechanics of Conversion.
               (i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, such amounts shall be paid in full by the Corporation at the Conversion Time. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

               (iv) Upon any such conversion, no adjustment to the Conversion Price of any series of Preferred Stock shall be made for any declared but unpaid dividends on such series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (d) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Series B-1 Original Issue Date” shall mean the date on which the first share of Series B-1 Preferred Stock was issued.
                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series B-1 Original Issue Date, other than the following (“Exempted Securities”):
(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on the Series A Preferred Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock or upon conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock in accordance with the terms of this Fifth Amended and Restated Certificate of Incorporation;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below (provided such dividend, stock split, split-up or other distribution is coupled with an issuance of Common Stock to holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock in an appropriate amount);

(III)	up to 9,633,582 shares of Common Stock, or such greater number as may be approved from time to time by the Board of Directors of the Corporation (including the Preferred Directors), issued or deemed issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s 2004 Incentive Plan or 2007 Stock Incentive Plan, as each such plan may be amended from time to time;

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, and after giving effect to Subsections 4(d)(iii) and 4(d)(iv) below;

(V)	shares of Common Stock issued or deemed issued in connection with a financing by bank, equipment lessors or other lending institutions, provided that such issuances, in the aggregate, do not exceed one percent (1%) of the total issued and outstanding capital stock of the Corporation on a common stock equivalent basis assuming the exercise of all outstanding Options and the conversion into common stock of all outstanding Convertible Securities, provided any such financing is approved by the Board of Directors of the Corporation, such approval to include the approval of each of the Preferred Directors then in office;

(VI)	shares of Common Stock issued or deemed issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other person or entity, provided any such acquisition is approved by the Board of Directors of the Corporation, such approval to include the approval of each of the Preferred Directors then in office; or

(VII)	shares of Common Stock issued or deemed issued solely in connection with a joint venture in which the Company is a participant, or a license, marketing or distribution agreement to which the Company is a party, provided that such issuances, in the aggregate, do not exceed one percent (1%) of the total issued and outstanding capital stock of the Company on a common stock equivalent basis assuming the exercise of all outstanding Options and the conversion into common stock of all outstanding Convertible Securities, provided any transaction covered by foregoing is approved by the Board of Directors of the Corporation, such approval to include the approval of each of the Preferred Directors then in office.
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price for such series of Preferred stock in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least 60% of the voting power of the then outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
               (iii) Deemed Issue of Additional Shares of Common Stock.
                    (A) If the Corporation at any time or from time to time after the Series B-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms, but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price as adjusted immediately after the original issuance of such Options or Convertible Securities (or the record date therefor) on the original adjustment date, and (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between such original issuance of such Options or Convertible Securities and the date of any readjustment of such Conversion Price pursuant to this Subsection 4(d)(iii)(B).
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series B-1 Original Issue Date), are revised after the Series B-1 Original Issue Date to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below, such Conversion Price, to the extent affected by or in any way computed based on the issuance of such Option or Convertible Security, shall be readjusted to such Conversion Price so as to reflect the issuance of only the number of Additional Shares of Common Stock (and Convertible Securities that remain in effect) actually issued upon the exercise of such Option or conversion or exchange of such Convertible Security.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
                    CP2 = CP1 * (A + B) ÷ (A + C)
For purposes of the foregoing formula, the following definitions shall apply:
                    (A) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock
                    (B) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
                    (C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Preferred Stock) outstanding immediately prior to such issue);
                    (D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
                    (E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
               (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors then in office); and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
(IV)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(V)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).
          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B-1 Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock, Series B Preferred Stock and the Series B-1 Preferred Stock or combine the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and/or Series B-1 Preferred Stock without a comparable combination of the Common Stock, the Conversion Price of the applicable series of Preferred Stock in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B-1 Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock, Series B Preferred Stock and/or Series B-1 Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and/or Series B-1 Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price of the applicable series of Preferred Stock in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price, the Series B Conversion Price and the Series B-1 Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each such Conversion Price in effect immediately prior to such dividend or other distribution by a fraction:
               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made to the Conversion Price of any series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section (B)(1) of this Article Fourth do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
          (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.
          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of each series of Preferred Stock held by such holder then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
          (j) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.
     5. Mandatory Conversion.
          (a) Upon the earlier of (i) the closing of the sale of shares of Common Stock to the public at a price (the “Price to Public”) of at least $4.075 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation (a “Qualified IPO”) or (ii) a date specified by vote or written consent of the holders of at least (A) 60% of the voting power of the then outstanding shares of Preferred Stock; (B) a majority of the Series B Preferred Stock and (C) a majority of the Series B-1 Preferred Stock, which date shall not be later than the close of business on the last full day preceding the date fixed for the payment of grants distributed on a Deemed Liquidation Event (the “Mandatory Conversion Date”); (A) subject to the last sentence of this Subsection (a), all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable rate of conversion specified in Subsection 4(a) above, and (B) such shares may not be reissued by the Corporation as shares of such series. Notwithstanding the above, in the event the Price to Public in a Qualified IPO is less than $4.50 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), then the then effective Series B-1 Conversion Price shall automatically be decreased immediately prior to the conversion pursuant to this Subsection 5(a) to a price equal to the Price to Public (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares).
          (b) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the

Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
     5A. Special Mandatory Conversion.
          (a) In the event that any holder of shares of Preferred Stock does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has given such holder at least twenty (20) days written notice of the Qualified Financing and that such holder’s failure to purchase as required by this Section 5A could result in conversion of such holder’s shares of Preferred Stock into Common Stock pursuant to this Section 5A), such holder’s Pro Rata Amount (as defined below), then each share of Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the applicable rate of conversion specified in Subsection 4(a) above then in effect immediately prior to the consummation of such Qualified Financing (without giving effect to any adjustment to such Conversion Price due to such Qualified Financing), effective upon, subject to, and concurrently with, the consummation of the Qualified Financing. For purposes of determining the number of shares of Preferred Stock owned by a holder, and for determining whether a holder of Preferred Stock has purchased such holder’s Pro Rata Amount in a Qualified Financing, all shares of Preferred Stock held by Affiliates of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Upon such conversion (a “Special Mandatory Conversion”), any shares of Preferred Stock so converted shall be cancelled and not subject to reissuance.
          (b) Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 5A(a) shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5A. All rights with respect to the Preferred Stock converted pursuant to Section 5A(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates for Preferred Stock so converted, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and, cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Mandatory Conversion, be deemed to have been retired and cancelled, and the shares of Preferred Stock converted pursuant to Section 5A(a) represented thereby shall, from and after the time of the Special Mandatory Conversion, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
          (d) For purposes of this Section 5A, the following definitions shall apply:
               (i) “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.
               (ii) “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors for purchase by holders of outstanding shares of Preferred Stock in connection with a Qualified Financing, and offered to such holders.
               (iii) “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Preferred Stock owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Preferred Stock, or (b) the maximum number of Offered Securities that such holder is offered by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or other limitations established by the Board of Directors and applied on a pro rata basis to all holders of Preferred Stock.
               (iv) “Qualified Financing” shall mean any transaction involving the issuance or sale of equity securities of the Corporation after the Series B-1 Original Issue Date that (a) results in at least an aggregate of $1,000,000 in gross proceeds to the Corporation; (b) would result in the reduction of the Series B Conversion Price or the Series B-1 Conversion Price pursuant to the terms of this Certificate of Incorporation (without giving effect to the operation of Section 4(d)(ii)(b) hereof); and (c) follows a good faith effort by the Corporation to raise capital from parties who are not investors in the Corporation prior to such transaction, and provided that the capital raising effort shall include contacting at least five (5) venture capital firms not investors in the Corporation prior to such transaction. Notwithstanding the foregoing, the holders of 60% of the voting power of the Series B Preferred Stock and the Series B-1 Preferred Stock, acting together as a separate class, may elect, by written notice given to the Corporation at least 20 days prior to the consummation of any transaction described in the preceding sentence, to have such transaction not be deemed a “Qualified Financing” for purposes of this Section 5A.
     6. Redemption.
          (a) Redemption Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor (x) in the case of the Series A Preferred Stock, at a price equal to the Series A Original Issue Price per share, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Redemption Price”), (y) in the case of the Series B Preferred Stock, at a price equal to the Series B Original Issue Price per share, plus any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Redemption Price”), and (y) in the case of the Series B-1 Preferred Stock, at a price equal to the Series B-1 Original Issue Price per share, plus any Series B-1 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B-1 Redemption Price”, and together with the Series A Redemption Price and the Series B Redemption Price, the “Redemption Price”), in three (3) equal annual installments commencing 60 days after receipt by the Corporation at any time on or after the fourth anniversary of the Series B-1 Original Issue Date, from the holders of at least 60% of the voting power of the then outstanding shares of Preferred Stock, of written notice requesting redemption of all shares of Preferred Stock (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date, the total number of shares of Series B Preferred Stock outstanding immediately prior to such Redemption Date and the total number of shares of Series B-1 Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed (with the Series A Preferred Stock, the Series B Preferred Stock and Series B-1 Preferred Stock being redeemed on a pari passu basis) if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Any amount due on a particular Redemption Date that is not paid when due shall thereafter accrue interest at the rate of one percent (1%) per month until paid in full.

          (b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:
(I)	the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)	the Redemption Date and the Redemption Price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
          (c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
          (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
          (e) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
     7. Waiver Except as expressly provided in subsection 3(d), any of the rights, powers or preferences of the holders of Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least 60% of the voting power of the shares of Preferred Stock then outstanding; provided that no conversion of the Series B Preferred Stock and Series B-1 Preferred Stock, together as a single class, pursuant to subsection 5(a) shall be effective without the requisite consent of the holders of Series B Preferred Stock and Series B-1 Preferred Stock, acting together as a separate class, as provided therein.
          FIFTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
          SIXTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
          NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
          Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
          TENTH: To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
          Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.
          ELEVENTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          TWELFTH: The Corporation renounces, to the fullest extent permitted under applicable law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
* * *
     3) The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
     4) That said Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
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          IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 26th day of December, 2007.

By:	/s/ Michael Simon
Michael Simon, President

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